Exhibit 23.1

KPMG LLP Suite 3600 111 Monument Circle Indianapolis, IN 46204

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 17, 2025, with respect to the consolidated financial statements of Waystar Holding Corp., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana
May 13, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.